Exhibit 10.18

February 5, 2013

Mr. Gregory B. Maffei
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Re:    Personal Use of Company Aircraft

Dear Greg:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by Liberty Media Corporation (“LMC”), and supersedes, as of the date of this Agreement, our prior letter about the Aircraft dated February 22, 2008 (the “Prior Letter”).

1.
Use of the Aircraft. During the Term (as defined below), you may use up to 120 hours per year worth of flight time (the “Annual Allotment”) on the Aircraft for personal use (“Personal Flight Time”). You may schedule Personal Flight Time with LMC's flight department subject to availability of the Aircraft. LMC will not have any obligation to pay you for any unused Annual Allotment, and LMC will have no obligation to continue to own or lease any Aircraft. Effective as of January 1, 2013, Personal Flight Time where there are no passengers on Aircraft wholly owned by LMC (“LMC Aircraft”) will not count against the 120-hour limit if the LMC flight department determines that the use of a NetJets, Inc. supplied Aircraft for the proposed personal flight would be disadvantageous to LMC due to (i) use of budgeted hours under the then current LMC contract with NetJets, Inc. or (ii) flight cost as compared to the cost of using LMC Aircraft.

2.
IRS Reporting. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.

3.
Term. The term of this Agreement (the “Term”) will be deemed to have commenced on the date of this Agreement and will expire on the earliest of (i) the date that you cease to be employed by LMC subject to any continued right to use the Aircraft under the terms of your employment arrangement in effect at the time of such termination and (ii) the date that LMC ceases to own or lease any Aircraft.

4.
Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.

5.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter (including, without limitation, the Prior Letter). This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

Liberty Media Corporation

By:    /s/ Richard N. Baer
Richard N. Baer
Senior Vice President

Agreed:

/s/ Gregory B. Maffei
Gregory B. Maffei

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